EXHIBIT 99.1
July 1, 2008

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860- 435-9801 x 1001or jp@salisburybank.com
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FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Lakeville, Connecticut, July 1, 2008/PRNewswire...Salisbury Bancorp, Inc. (the "Company") (AMEX:SAL), the holding company for Salisbury Bank and Trust Company, announced today that the Board of Directors has adopted a stock repurchase program. The stock repurchase program provides for the repurchase of the Corporation's common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of the Corporation's common stock from time to time over the next twelve months through privately negotiated transactions and/or market purchases at appropriate prices, subject to price and market conditions on terms determined to be in the best interests of the Corporation.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $470 million and capital in excess of $45 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut, and in addition to the main office, operates full service branches in North Canaan, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore,
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actual future  results may differ  significantly  from results  discussed in the forward looking statements.